CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 23, 2012, relating to the financial statements and financial highlights which appears in the January 31, 2012 Annual Report to Shareholders of Columbia LifeGoal® Balanced Growth Portfolio, Columbia LifeGoal® Growth Portfolio, Columbia LifeGoal® Income and Growth Portfolio, Columbia LifeGoal® Income Portfolio and Columbia Masters International Equity Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 29, 2012